Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RRsat Global Communications Network Ltd.:

We consent to the incorporation by reference in the Registration Statement (No. 333-140936) on Form S-8 of RRsat Global Communications Network Ltd. (the "Company") of our report dated March 17, 2010 with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 20-F of the Company.

Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel-Aviv, Israel
March 17, 2010